Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212/924-5500

NEWS RELEASE

Contact:	William J. Coote Vice President & Treasurer 212-886-0614 bill.coote@bowne.com

John Batt Vice President — Marketing 212-229-7338 john.batt@bowne.com

For Immediate Release

David J. Shea Named
President of Bowne & Co., Inc.

NEW YORK, August 30, 2004 – The Board of Directors of Bowne & Co., Inc. (NYSE:BNE), today announced the promotion of David J. Shea to President of Bowne & Co., Inc. Shea will also serve on Bowne’s Board of Directors.

In this role, Shea will work with Phil Kucera, Interim CEO of Bowne & Co., Inc. to execute Bowne’s overall strategy and he will direct the operations of the financial print and outsourcing segments, as well as the company’s operations and technology platforms.

“Since joining Bowne in 1998, Dave has been a driving force within the company, first within our outsourcing segment, which has experienced tremendous growth under Dave’s leadership, and most recently in Bowne Enterprise Solutions, the digital print group within our financial print division,” said Kucera. “Dave brings to this position proven leadership, a wealth of experience, and strong strategic thinking,” Kucera continued.

Shea, 48, was formerly Senior Vice President and CEO of Bowne Business Solutions (BBS), Bowne’s outsourcing segment, and Bowne Enterprise Solutions since November 2003. Prior to that, he was President of BBS from January 2001 to November 2003, and earlier served as Executive Vice President, Business Development and Strategic Technology.

Shea joined Bowne as part of the acquisition of Donnelley Enterprise Solutions, Inc. in 1998, where he was President of its Systems Management Group, responsible for building its IT outsourcing business. Prior to that he was with IBM for 15 years where he held several positions in both sales and general management.

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Bowne’s Board of Directors is currently conducting an executive search for a permanent Chief Executive Officer, considering both internal and external candidates. The Board anticipates announcing the result of that search by the end of the year.

Mr. Shea is a graduate of Fordham University with a B.S. in marketing. He and his family reside in Weston, Connecticut.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions: Digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of business process outsourcing and litigation support services that seamlessly integrate technology and operational support.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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